Exhibit 3.1

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

VISTA HOLDING GROUP, CORP.

(hereby changed to THAT MARKETING SOLUTION, INC.)

Vista Holding Group, Corp., a corporation organized and existing under the laws of the State of Nevada (the “Corporation”), hereby certifies as follows:

1. The current name of the corporation is Vista Holding Group, Corp.

2. The date of filing of its original Articles of Incorporation with the Secretary of State was August 2, 2012.

3. These Amended and Restated Articles of Incorporation have been duly approved by the Unanimous Written Consent of the Board of Directors of the Corporation in lieu of a meeting, dated August 28, 2014, and by the Written Consent of the holder of a majority of the Corporation’s issued and outstanding shares of common stock dated August 28, 2014 in accordance with the provisions of Sections 78.390 and 78.403 of the Nevada Revised Statutes. The effective date of these Amended and Restated Articles shall be September 17, 2014.

4. The provisions of the Articles of Incorporation of the Corporation as heretofore amended and/or supplemented are hereby restated, integrated and further amended to read in their entirety as follows:

ARTICLE I

NAME

The name of the corporation is That Marketing Solution, Inc. (the “Corporation”).

ARTICLE II

PURPOSE

The purpose of the business for which this Corporation is organized is to engage in any lawful act or activity for which corporations may be organized under the laws of the State of Nevada.

ARTICLE III

POWERS

The powers of the Corporation shall be those powers granted by Sections 78.060 and 78.070 (as the same may be amended, superseded or replaced by any successor sections, statutes or provisions) of the Nevada Revised Statutes (the “NRS”), under which this Corporation is formed.

ARTICLE IV

CAPITAL STOCK

Section 1. Authorized Shares. Upon the filing of these Amended and Restated Articles of Incorporation with the Secretary of State of the State of Nevada, the aggregate number of shares which the Corporation is authorized to issue shall be increased to five hundred and fifty million (550,000,000), divided into classes as follows:

A. Five hundred million (500,000,000) shares of common stock, $0.001 par value per share (the “Common Stock”);

B. Fifty million (50,000,000) shares of preferred stock, $0.001 par value per share, to be issued in series (the “Preferred Stock”).

The following is a statement of the designations, powers, preferences and rights, and the qualifications, limitations or restrictions with respect to the Preferred Stock of the Corporation: The shares of Preferred Stock may be issued in one or more series, and each series shall be so designated as to distinguish the shares thereof from the shares of all other series. Authority is hereby expressly granted to the Board to fix, subject to the provisions herein set forth, before the issuance of any shares of a particular series, the number, designations and relative rights, preferences, and limitations of the shares of such series including (1) voting rights, if any, which may include the right to vote together as a single class with the Common Stock and any other series of the Preferred Stock with the number of votes per share accorded to shares of such series being the same as or different from that accorded to such other shares, (2) the dividend rate per annum, if any, and the terms and conditions pertaining to dividends and whether such dividends shall be cumulative, (3) the amount or amounts payable upon such voluntary or involuntary liquidation, (4) the redemption price or prices, if any, and the terms and conditions of the redemption, (5) sinking fund provisions, if any, for the redemption or purchase of such shares, (6) the terms and conditions on which such shares are convertible, in the event the shares are to have conversion rights, and (7) any other rights, preferences and limitations pertaining to such series which may be fixed by the Board pursuant to the NRS.

Section 2. Forward Split. Upon the filing of these Amended and Restated Articles of Incorporation with the Secretary of State of the State of Nevada (the “Effective Time”), each outstanding share of Common Stock (the “Old Common Stock”) shall be split and converted into twenty (20) shares of Common Stock (the “New Common Stock”). This forward stock split (the “Forward Split”) of the outstanding shares of Common Stock shall not affect the total number of shares of capital stock, including the Common Stock, that the Company is authorized to issue, as set forth under the heading “Authorized Shares” of this Article IV.

The Forward Split shall occur without any further action on the part of the Corporation or the holders of shares of New Common Stock and whether or not certificates representing such holders’ shares prior to the Forward Split are surrendered for cancellation.

The Forward Split will be effectuated on a stockholder-by-stockholder (as opposed to certificate-by-certificate) basis. Certificates dated as of a date prior to the Effective Time representing outstanding shares of Old Common Stock shall, after the Effective Time, represent a number of shares equal to the same number of shares of New Common Stock as is reflected on the face of such certificates, multiplied by twenty (20). The Corporation shall not be obligated to issue new certificates evidencing the shares of New Common Stock outstanding as a result of the Forward Split unless and until the certificates evidencing the shares held by a holder prior to the Forward Split are either delivered to the Corporation or its transfer agent, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates.

Section 3. Voting Rights of Stockholders. Each holder of the Common Stock shall be entitled to one vote for each share of stock standing in his name on the books of the Corporation.

Section 4. Consideration for Shares. The Common Stock shall be issued for such consideration, as shall be fixed from time to time by the Board of Directors. In the absence of fraud, the judgment of the directors as to the value of any property for shares shall be conclusive.

Section 5. Pre-Emptive Rights. Except as may otherwise be provided by the Board of Directors, no holder of any shares of the stock of the Corporation, shall have any preemptive right to purchase, subscribe for, or otherwise acquire any shares of stock of the Corporation of any class now or hereafter authorized, or any securities exchangeable for or convertible into such shares, or any warrants or other instruments evidencing rights or options to subscribe for, purchase, or otherwise acquire such shares.

Section 6. Stock Rights and Options. The Corporation shall have the power to create and issue rights, warrants, or options entitling the holders thereof to purchase from the Corporation any shares of its capital stock of any class or classes, upon such terms and conditions and at such times and prices as the Board of Directors may provide, which terms and conditions shall be incorporated in an instrument or instruments evidencing such rights. In the absence of fraud, the judgment of the directors as to the adequacy of consideration for the issuance of such rights or options and the sufficiency thereof shall be conclusive.

ARTICLE V

ASSESSMENT OF STOCK

The capital stock of this Corporation, after the amount of the subscription price has been fully paid in, shall not be assessable for any purpose, and no stock issued as fully paid up shall ever be assessable or assessed. The holders of such stock shall not be individually responsible for the debts, contracts, or liabilities of the Corporation and shall not be liable for assessments to restore impairments in the capital of the Corporation.

ARTICLE VI

DIRECTORS

The members of the governing board of the Corporation shall be known as the Board of Directors. The number of directors comprising the Board of Directors shall be determined from time to time as in the manner provided for in the bylaws of the Corporation.

ARTICLE VII

LIMITATION OF LIABILITY; INDEMNIFICATION

A. To the maximum extent permitted under the NRS, no director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for damages as a result of any act or failure to act in his capacity as a director or officer.

B. The Corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that such person, his/her testator or intestate is or was a director or officer of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director or officer at the request of the Corporation or any predecessor to the Corporation. The Corporation shall have the authority to indemnify to the fullest extent permitted by law any other employee or agent of the Corporation made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that such person, his/her testator or intestate is or was an employee or agent of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as an employee or agent at the request of the Corporation or any predecessor to the Corporation.

C. Neither any amendment nor repeal of this Article VII, nor the adoption of any provision of the Corporation's Articles of Incorporation inconsistent with this Article VII, shall eliminate or reduce the effect of this Article VII in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article VII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE VIII

DISTRIBUTIONS

Subject to the terms of these Articles of Incorporation, and to the fullest extent permitted by the NRS, the Corporation shall be expressly permitted to redeem, repurchase or make distributions on the shares of its capital stock in all circumstances other than where doing so would cause the Corporation to be unable to pay its debts as they become due in the usual course of business.

ARTICLE IX

COMBINATIONS WITH INTERESTED STOCKHOLDERS

The Corporation elects not to be governed by the terms and provisions of Sections 78.411 through 78.444, inclusive, of the NRS, as the same may be amended, superseded or replaced by any successor section, statute or provision.

ARTICLE X

PLACE OF MEETING; CORPORATE BOOKS

Subject to the laws of the State of Nevada, the stockholders and the directors shall have power to hold their meetings, and the directors shall have power to have an office or offices and to maintain the books of the Corporation outside the State of Nevada, at such place or places as may from time to time be designated in the bylaws of the Corporation or by appropriate resolution.

ARTICLE XI

AMENDMENT OF ARTICLES

The provisions of these Articles of Incorporation may be amended, altered or repealed from time to time to the extent and in the manner prescribed by the laws of the State of Nevada, and additional provisions authorized by such laws as are then in force may be added. All rights herein conferred on the directors, officers and stockholders are granted subject to this reservation.

IN WITNESS WHEREOF, said Vista Holding Group, Corp. has caused these Articles to be signed by Darren Lopez, its President, as of September 11, 2014.

VISTA HOLDING GROUP, CORP.

By:	s/ Darren Lopez
Darren Lopez,
President